As filed with the Securities and Exchange Commission on November 4, 2009
Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RADIENT PHARMACEUTICALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0413161 (I.R.S. Employer Identification No.)
2492 Walnut Avenue, Suite 100 Tustin, California 92780-7039 (714) 505-4460 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Douglas C. MacLellan, President
Radient Pharmaceuticals Corporation
2492 Walnut Avenue, Suite 100
Tustin, California  92780-7039
(714) 505-4460
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Louis E. Taubman, Esquire Leser, Hunter, Taubman & Taubman 17 State Street, Suite 2000 New York, NY, 10004 Tel: (917) 512-0827 Fax: (212) 202-6380

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.
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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount registered(1)	Proposed maximum offering price per share(1)(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3) (4)
Common Stock, $.001 par value per share	3,164,557	$0.48	$1,518,988	$84.76
Warrants	1,582,278	$0.01	$15,823.00	$0 .88
Common Stock issuable upon exercise of the Warrants,	1,582,278	$0.48	$759,493	$42.38
$.001 par value per share
Placement Agent Warrants	253,165	$0.01	$2,531.65	$0.14
Common Stock issuable upon exercise of the Placement Agent Warrants	253,165	$0.48	$121,519	$6.78

Total	6,835,443			$134.96

(1)
The Registrant will offer up to 1,582,278 units of securities composed of 3,164,557 shares of its common stock and warrants to purchase an additional  1,582,278 shares of common stock.  In connection with the offering, the Registrant may also issue up to 253,165 warrants to investment bankers or registered broker dealers who assist the Registrant in the sale of the shares and warrants.  The securities registered hereunder include common stock and warrants composed in the units, the common stock as may be issued upon exercise of warrants, the warrants and the common stock as may be issued upon exercise of the warrants issued to bankers and broker dealers.  Pursuant to Rule 416(a) under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of application of the adjustment provisions in the warrants, stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the closing price of the registrant’s common stock on November 2, 2009 as listed on the NYSE Amex.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price of all securities listed.

(4)
The registration fee does not include the sum of $189.72 that was paid in connection with the filing of the Form S-3 Registration Statement we filed on October 2, 2009 ( File No. 091103522); which prior filing has been withdrawn and is replaced by this Form S-3 registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PRELIMINARY PROSPECTUS

RADIENT PHARMACEUTICALS CORPORATION

________________

1,582,278 UNITS OF SECURITIES CONSISTING OF
3,164,557 SHARES OF COMMON STOCK AND 1,582,278 WARRANTS
________________

This is a public offering of up to 1,582,278 units of securities of Radient Pharmaceuticals Corporation.  Each unit consists of two shares of our common stock and a warrant to purchase one share of our common stock.  The units have not been registered under the Securities Act of 1933, as amended, and will not trade.  However, our shares and warrants comprising the units, as well as our shares of common stock issuable upon exercise of the warrants, have been so registered, will be separated from the units immediately upon issuance, and will trade separately.  In connection with this offering, we may also issue up to 253,165 warrants to any one or more investment bankers or registered broker dealers who assist us in the sale of the securities. From time to time, we may offer the securities included in the units, either in one or more offerings, and in amounts, at prices and on the terms that we will determine at the time of offering.

Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change the terms of such securities or other information contained in this prospectus. We will specify in any accompanying prospectus supplement the terms of any offering. Before you invest in any of our securities, you should read carefully this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and any prospectus supplement.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to our stockholders or to other purchasers, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.  If any agents, dealers or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of such agents, dealers or underwriters and any applicable fees, commissions or discounts and other compensation payable to them.

We will use the net proceeds received from the sale of the shares for general corporate purposes.

            Prior to September 25, 2009, the name of our Company was AMDL, Inc. and our common stock was traded under the symbol “ADL”.  On September 25, 2009, we changed our name to Radient Pharmaceuticals Corporation.  Our common stock trades on the NYSE Amex under the trading symbol “RPC”.  As of November 3, 2009, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $7,432,000 based on approximately 15,167,000 shares of outstanding common stock, and a price of $0.49 per share, which was the last reported sale price of our common stock as quoted on the NYSE Amex on such date. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

           We have retained Jesup & Lamont Securities Corporation to act as placement agent for us in connection with the shares offered by this prospectus and may issue up to 253,165 additional warrants to such placement agent.

           Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described in this prospectus under the caption “Risk Factors” starting on page S-4 of this prospectus and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, which is incorporated herein by reference in its entirety.
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          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus is November 4, 2009.

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management.

Words such as “may,” “might,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s current judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to conduct clinical trials of our product candidates and the results of such trials, our preclinical studies, as well as risks and uncertainties relating to future capital needs, government regulation and third-party reimbursement, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, dependence on our collaborators, litigation and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors” above and contained in any supplements to this prospectus, and in our most recent annual report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer up to 1,582,278 units of securities including 3,164,557 shares of our common stock, warrants to purchase 1,582,278 shares of common stock, and up to 253,165 shares of common stock upon exercise of warrants we may issue to the placement agent of our securities. This prospectus provides you with a general description of the common stocks and warrants we may offer.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. This prospectus, together with the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read this prospectus, the information and documents incorporated herein by reference and the additional information under the heading “Available Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

    You should rely only on the information contained in or incorporated by reference into this prospectus. We  have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in either this prospectus or in one of our public reports filed with the SEC and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

    Except where the context requires otherwise, in this prospectus, “Radient Pharma” “Company,” “we,” “us,” and “our” refer to Radient Pharmaceuticals Corporation, a Delaware corporation, and its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors,” and the other information incorporated by reference into this prospectus. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement.

Our Company

Radient Pharmaceuticals Corporation is a vertically integrated pharmaceutical company with the following distinct business divisions or units:

●	Manufacturer and Distributor of Onko-Sure™ a Proprietary In-Vitro Diagnostic (IVD) Cancer Test;
●	Distribution of Elleuxe brand of Anti-Aging Skin Care Products;
●	A China-based Pharmaceutical Manufacturing and Distribution; and
●	A Cancer Therapeutics Technology.

Our Revised Strategic Focus

Until recently, we were focused on the production and distribution of pharmaceutical products through our subsidiaries located in the People’s Republic of China.  We have recently refocused our core business strategy and market focus to the international commercialization of Onko-Sure™  and Elleuxe products.  On September 25, 2009, we changed our name from “AMDL, Inc.” to “Radient Pharmaceuticals Corporation.” We believe Radient Pharmaceuticals as a brand name has considerable market appeal and reflects our new corporate direction and branding statements.

We are now actively engaged in the research, development, manufacturing, sale and marketing of in vitro diagnostic (IVD) and high-end skin care products.  We have focused our business strategy on the international commercialization and next generation product development for both of these products.  All of these business units focus on the development, manufacturing, distribution and sales of high-quality medical diagnostic products, generic pharmaceuticals, nutritional supplements, and cosmetics in the United States, Canada, China, Chile, Europe, India, Korea, Taiwan, Vietnam and other markets throughout the world.

We currently anticipate generating approximately $1.1 million in aggregate sales in 2009 from our Onko-Sure™  IVD cancer diagnostic test kits and our Elleuxe brand of skin care products. These two business segments are anticipated to be our largest revenue producing  products in the near future. We believe that  revenues from these products will significantly increase in 2010 due to the creation of distribution agreements that are anticipated to move the IVD cancer diagnostic test kits and the Elleuxe brand of skin care products into broad commercial channels in markets throughout the world. Currently, our business plan and budget estimates that sales from our Onko-Sure™  IVD cancer diagnostic test kits and our Elleuxe skin care products will grow to approximately $20 million in 2010. However, the success of our distribution strategy for these products in 2010 is dependent upon a number of factors including our obtaining adequate financing before the end of 2009.  We will need to obtain  approximately  $3,000,000 in additional financing during the 4th quarter of 2009, in order to execute our distribution plan for 2010.  If we are unable to raise sufficient funds, our distribution strategy may not be able to be implemented at the rate we anticipate which will have a material adverse effect on our anticipated 2010 revenues.

We are in the process of reclassifying our China pharmaceutical manufacturing and distribution business (conducted through our Jade Pharmaceutical, Inc. (“JPI”) subsidiary) as a business investment, rather than a consolidated operating subsidiary of our Company.

ONKO-SURE™ IN-VITRO DIAGNOSTICS

 IVD Cancer Test Kits

Our Onko-Sure™  in vitro diagnostic test enables physicians and their patients to effectively monitor and/or detect solid tumor cancers by measuring the accumulation of specific breakdown products in the blood called Fibrin and Fibrinogen Degradation Products (FDP).  Onko-SureTM is a simple, non-invasive blood test used for the detection and/or monitoring of 14 different types of cancer including: lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, and pancreatic. Onko-Sure™  can be a valuable diagnostic tool in the worldwide battle against cancer, the second leading cause of death worldwide. Onko-Sure™  serves the IVD cancer/oncology market which, according to Bio-Medicine.org, is growing at an 11% compounded annual growth rate.

Onko-Sure™  is sold as a blood test for cancer in Europe (CE Mark certified), India, Taiwan, Korea, Vietnam, and in Chile (research use); approved in the U.S.  for the monitoring of colorectal cancer (CRC); approved in Canada (by Health Canada) for lung cancer detection and lung cancer treatment monitoring; and in many key markets, has the significant potential to be used as a general cancer screening test.

The product is manufactured at our Tustin, California based facilities and is sold to third party distributors, who then sell directly to Clinical Laboratory Improvement Amendments certified reference laboratories in the United States as well as clinical reference labs, hospital laboratories and physician operated labatories in the international market. Our test kits are currently being sold to one diagnostic reference laboratory in the United States. Through distributors, we have limited sales of these test kits outside the United States. We have developed our next generation version of the Onko-Sure™  test kit, and in 2009 we entered into a collaborative agreement with the Mayo Clinic to conduct a clinical study to determine whether the new version of the kit can lead to improved accuracy in the detection of early-stage cancer.

Our Onko-Sure™ cancer test kits are currently sold in the form of a 96 well test plate, which, after standards are applied, 41 individual tests can be run in duplicate. These tests are typically run in a reference laboratory with test results determined by using a micro-titer reading analyzer. Results are sent to the attending physician who then relays those results to the patient. Typically, a patient can receive results within 3-5 days from the blood draw date.

Because the Onko-Sure™  test kit is a non-invasive blood test, there are no side effects of the administration of the test. As with other cancer diagnostic products, false positive and false negative test results could pose a small risk to patient health if the physician is not vigilant in following up on the Onko-Sure™  test kit results with other clinically relevant diagnostic modalities. While the Onko-Sure™  test kit is helpful in diagnosing whether a patient has cancer, the attending physician needs to use other testing methods to determine and confirm the type and kind of cancer involved.

During the quarter ended June 30, 2009, we spent $332,779 on research and development related to the Onko-Sure™ test kit, as compared to $57,052 for the same period in 2008. These expenditures were incurred as part of our efforts to improve the existing Onko-Sure™  test kit and develop the next generation Onko-Sure™  test kit.

       On July 8, 2009 we changed the brand name of our in vitro diagnostic cancer test from DR-70 to the more  consumer friendly, trademarked brand name “Onko-Sure™,” which we believe communicates it as a high quality, innovative consumer cancer test. We are also installing a new tag line -- “The Power of Knowing” -- which communicates to cancer patients and their physicians that the test is effective in assessing whether a patient’s cancer is progressing during treatment or is in remission.

Elleuxe Cosmetic Products

We intend to produce and market a variety of cosmetic products that were originally developed by JPI in 2008, based upon their HPE anti-aging therapeutic products.  We have reformulated these products for international markets under the brand name Elleuxe. We currently anticipate the launch of sales of these U.S. manufactured skin care products during the fourth quarter of 2009.  Elleuxe, a therapeutic, high-end skin care product line based on the active ingredient “Elleuxe Protein” – our proprietary active ingredient that offers cell renewing properties designed to minimize the appearance of aging.

The initial  Elleuxe product line includes:

•	Hydrating Firming Cream
•	Renergie Hydrating Cleanser
•	Intense Hydrating Cleanser
•	Visable Renewing Hydrating Softener
•	Smoothing Renewing Eye Moisturizer

We anticipate market launch  of the introductory Elleuxe product line targeted to women in the luxury market in late 2009. We also expect  to offer a vegetable-based product line in mid 2010 and a men’s product line in late 2010. In total there will be eight separate product formulations. Elleuxe is anticipated to be sold directly to high‐end retail stores, high‐end beauty spas and medical day spas. We anticipate that we will sell the product sets (grouped based on skin types) at between $500 and $650 per set and the individual products in the set at $100‐$350 per ounce in eight separate product formulations.  We anticipate that we will growing at a 7‐8% compounded annual growth rate. According to Euromonitor, the global luxury skin care market is expected to reach $22.1 billion by 2013.

China Pharmaceutical Manufacturing and Distribution

Our previously operated China-based pharmaceutical manufacturing and distribution business is engaged in the manufacture and distribution of generic and homeopathic pharmaceutical products and supplements, as well as cosmetic products.  We operated this business division through our wholly-owned subsidiary, JPI, which in turn, operates through a wholly-owned Chinese subsidiary, Jiangxi Jiezhong Bio-Chemical Pharmacy Company Limited (“JJB”).  Prior to June 26, 2009, we also owned and operated Yangbian Yiqiao Bio-Chemical Pharmacy Company Limited (“YYB”). YYB was sold on June 26, 2009 and had been accounted for as discontinued operations and in connection with the sale of YYB we transferred certain of JJB’s land use rights to the buyer of YYB, in which the bank has a secured interest. JPI acquired the businesses currently conducted by YYB and JJB in 2005 along with certain assets and liabilities of a predecessor to JJB (JiangXi Shangrao KangDa Biochemical Pharmacy Co. Ltd).  YYB was sold  to a Chinese national for 16 million RMB (or $2,337,541 U.S. Dollars) in the form of an agreement whereby the buyer of YYB will  pay this amount to Chinese International Bank of Commerce in order to partially satisfy outstanding bank loans at JJB.

    During the second quarter of 2009, our management became aware of internal management disputes in China that resulted in a deterioration of both operational and financial controls by JPI’s management over the operating entity JJB. The management of both JPI and JJB have indicated that they believe the most prudent path to raising additional capital for our Chinese operating division is for JJB to complete one or more private placements of equity during the fourth quarter of 2009. They have also indicated that they believe the best path for us to monetize our investments in JPI and JJB would be for JJB to seek a public listing on the Growth Enterprise Market (“GEM”) located in Shenzhen or a similar Asia based market by the third quarter of 2012.  Our executive management and board of directors are in agreement with JPI and JJB’s management on this “spin-off” strategy and are working with JPI and JJB to seek to complete their plans that are currently under development and designed to provide a path for a potential financial return for us in the future from this business unit.

   On September 29, 2009, upon the Board’s approval, we entered into a binding agreement (the “Agreement”) among and with Mr. Henry Jia, Mr. Frank Zheng, Mr. Yuan Da Xia (the “China Shareholders”), which detailed the rights and duties of the parties and outlined the Company’s limited role in JPI’s future operations and JPI’s plan to raise money and become a public company on a Chinese Exchange. Pursuant to the Agreement, we are obligated to complete various agreements with the China Shareholders relating to the plan for the deconsolidation, including agreements that will reduce our interest in JPI/JJB to a minority ownership interest.  The Agreement contemplates the following:

•
Debt Conversion Agreement with the China Shareholders to convert certain accrued salaries and expenses currently owed to the China Shareholders into shares of JPI at a pre-conversion valuation of US$28 million for  JPI;

•
Share Exchange Agreement for the exchange of certain shares of our stock currently held by the China Shareholders or their affiliates for stock of JPI at a pre-conversion valuation of US$28 million for JPI, subject to an independent valuation;

•	Debt Conversion Agreement between us and JPI in order to restructure certain debts of JPI/JJB that are owed to us; and

•	JPI will use its best efforts to complete an IPO on the Shenzhen Stock Exchange, Hong Kong Stock Exchange, Shanghai Stock Exchange or a similar exchange by September 30, 2012.

The deconsolidation process of JPI and JJB is anticipated to materially and adversely affect our 2009 earnings and sales.  We will record a loss from the deconsolidation of JPI and JJB of a yet to be determined amount. This amount will be significant and determined upon the final valuation of JPI and JJB obtained from our independent appraiser. In addition, there can be no assurance that we will ever realize any significant value from our equity interest in JPI and JJB.

Despite the on-going deconsolidation of JPI and JJB started on September 29, 2009, we still believe JPI and JJB have a promising future. We anticipate that we may be able to sell off a portion or all of our ownership in JPI and JJB during the next 30 months; alternatively we would seek an exit from our investment at or after any public listing. We also could retain all or a portion of our remaining equity stake in JPI and JJB, if ownership continues to look promising. The goal is to gain the best valuation possible for this strategic asset. Additionally, we also believe that JPI/JJB’s business and brand recognition make it a potential buyout target.

Cancer Therapeutics

In 2001, we acquired a proprietary cancer vaccine combination immunogene therapy technology, known as CIT. A U.S. patented technology (patent issued May 25, 2004), CIT is intended to build the body’s immune system and destroy cancer cells. We are actively seeking a pharmaceutical or biotechnology strategic partner with whom to form a joint venture or otherwise license our CIT technology. We are also currently engaged in litigation regarding certain intellectual property and equitable interests in the technology.

RISK FACTORS

Investing in our securities involves a high degree of risk. This prospectus contains a discussion of the risks applicable to an investment in our Company. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below, together with all of the other information contained or incorporated by reference in this prospectus or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

We have incurred significant losses and may never generate profits.

 The Company incurred net losses before discontinued operations of $3,872,861 and $805,943 for the three months ended June 30, 2009 and 2008, respectively, bringing the net losses before  discontinued operations to $5,810,978 and $2,484,480 for the six months ended June 30, 2009 and 2008, respectively, and had an accumulated deficit of $45,346,867 at June 30, 2009.  Potential losses from the deconsolidation of our China pharmaceutical operations will also serve to increase our accumulated losses and deficit stockholders’ equity.  There can be no assurance that our Company will ever be able to achieve its sales goals or earn a profit.

We may not be able to continue to operate our business if we are unable to attract additional operating capital.

 The current level of our revenues is not sufficient to finance our operations on a long-term basis. Accordingly, our ability to continue to conduct business and operations is substantially dependent on our ability to rapidly raise additional capital to: (i) finance the costs of additional research and development of  our Onko-Sure™  cancer test kit and Elleuxe skin care products; (ii) expand sales and the marketing of new and existing products; and  (iii) fund ongoing selling, general and administrative expenses of our business. If we do not receive additional financing, we will likely be unable to increase sales of  our Onko-Sure™ IVD Cancer Test Kits and Elleuxe skin care products, or otherwise support our operating cash needs.  In such event we may no longer be able to meet our cash needs in the U.S. to enable us to pay our continuing obligations when due or to continue to operate our business.  In such event, we may be required to seek protection under the U.S. bankruptcy laws.

Limited product development activities; our product development efforts may not result in commercial products.

We intend to continue to pursue Chinese State Food and Drug Administration (“SFDA”) approval of the Onko-Sure™ test kit and licensing of our CIT technology. Due to limited cash resources, we are limited in the number of additional products we can develop at this time. Successful cancer detection and treatment product development is highly uncertain, and very few research and development projects produce a commercial product. Product candidates like the Onko-Sure™ test kit or the CIT technology that appear promising in the early phases of development, such as in early animal or human clinical trials, may fail to reach the market for a number of reasons, such as:

•	the product candidate did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results;

•	the product candidate was not effective in treating a specified condition or illness;

•	the product candidate had harmful side effects on humans;

•	the necessary regulatory bodies, such as the SFDA, did not approve our product candidate for an intended use;

•	the product candidate was not economical for us to manufacture and commercialize; and

•	the product candidate is not cost-effective in light of existing therapeutics.

       Of course, there may be other factors that prevent us from marketing a product, including, but not limited to, our limited cash resources. We cannot guarantee we will be able to produce commercially successful products. Further, clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians and others, which may delay, limit or prevent further clinical development or regulatory approvals of a product candidate. Also, the length of time that it takes for us to complete clinical trials and obtain regulatory approval in multiple jurisdictions for a product varies by jurisdiction and by product. We cannot predict the length of time to complete necessary clinical trials and obtain regulatory approval.

Our cash position in the U.S. as of November 2, 2009 of approximately $2,700 is not sufficient to implement our various business strategies for the Onko-Sure™ or to market the Onko-Sure™ test kit or our Elleuxe  skin care products. Even if we are successful in obtaining additional financing, our short-term strategies are to engage outside distributors and license our products to others, although there can be no assurances that our products can be successfully licensed and/or marketed.

Our operations in China involve significant risk.

Operating as a WFOE

JJB operates as wholly-foreign owned enterprise (“WFOE”) in China. Risks associated with operating as a WFOE include unlimited liability for claims arising from operations in China and potentially less favorable treatment from governmental agencies in China than JJB would receive if JJB operated through a joint venture with a Chinese partner.

Deconsolidation Risks

 During the second quarter our management became aware of internal management disputes in China that resulted in the deterioration of both operational and financial controls by JPI’s management over the operating entity JJB. We have entered into a definitive binding agreement to deconsolidate our China based operations which, among other things, is intended to reduce our ownership of JPI and/or JJB to less than a 50% equity interest.  The China deconsolidation process is anticipated to materially and adversely affect our 2009 earnings and sales.  We will record a loss from the deconsolidation of JPI and JJB in an amount yet to be determined.  This amount will be significant and will be determined based upon the final valuation of JPI and JJB obtained from our independent appraiser.  In addition, there can be no assurance that we will ever realize any value from our equity interest in JPI and JJB.

Chinese Regulations

JJB is subject to the Pharmaceutical Administrative Law, which governs the licensing, manufacture, marketing and distribution of pharmaceutical products in China and sets penalty provisions for violations of provisions of the Pharmaceutical Administrative Law. Compliance with changes in law may require us to incur additional expenditures or could impose additional regulation on the prices charged for our pharmaceutical products, which could have a material impact on our consolidated financial position, results of operations and cash flows.

The Chinese government has the right to annex or take facilities it deems necessary. Currently, a portion of JJB’s facility that produces large- and small-volume parenteral solutions has been identified for annexation by the Chinese Military Department. The outcome of this event cannot be predicted at this time; but, if the Chinese government takes this facility, although we expect that JJB will be compensated fairly for it, JJB will have to spend significant time and resources finding another location and restarting those operations in another area. Such new location will need to obtain GMP certification. Such annexation, or the threat of such annexation, may negatively impact our results of operation and financial condition.

       The value of the Yuan Renminbi (“RMB”) fluctuates and is subject to changes in China’s political and economic conditions. Historically, the Chinese government has benchmarked the RMB exchange ratio to the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk; however, no assurances can be given that the risks related to currency deviations of the RMB will not increase in the future. Additionally, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

At November 2, 2009, we had cash on hand in the U.S. of approximately $2,700. Our U.S. operations require approximately $337,000 per month to fund the costs of operations, including,but not limited to,  the costs associated with our financing activities; SEC and NYSE Amex reporting; legal and accounting expenses of being a public company; other general administrative expenses; research and development, regulatory compliance, and distribution activities related to Onko-Sure™  test kit; the operation of a USFDA approved pharmaceutical manufacturing facility; the development of international distribution of the Company’s planned HPE-based cosmetics product line; and compensation of executive management in the US and China. Assuming no outstanding warrants are exercised, and no additional equity or debt financings are completed, our sources of cash from operations in the U. S. are insufficient to meet our projected operating expenses on a month to month basis.

We have a significant amount of relatively short term indebtedness and may be unable to satisfy our obligations to pay interest and principal thereon when due.

As of November 2, 2009, we have the following approximate amounts of outstanding short term indebtedness:

(i)
JJB has $2.7 million in a secured loan with Chinese Industrial Bank of Commerce bearing interest at 5.3%-9.5% per annum which is due on or before December 31, 2009 which indebtedness is secured by a mortgage on one of the JJB factories in Shangro, China;

(ii)	$58,000 in unsecured bridge loan bearing interest at 12% per annum due December 1, 2009;

(iii)	$2.51 million in unsecured convertible notes bearing interest at 10% per annum due September 15, 2010;

(iv)
$3.6 million senior unsecured promissory notes bearing interest at 12% interest payable quarterly in cash, portions of which principal are due in December 2010 and the balance of the principal is due at varying dates in early 2011;and

(v)	$555,556 represented by a 12% unsecured convertible promissory note due on the earlier of our next financing or in 6 monthly principal installments commencing in March 2010.

         Absent a new financing or series of financings, our current operations do not generate sufficient cash to pay the interest and principal on these obligations when they become due. Accordingly, we may default in these obligations in the future.

Disputes between the management of our China operating subsidiaries could lead to a decrease in our ability to direct our China based operations.

In connection with the preparation of our Form 10-Q for the period ended June 30, 2009, we became aware of significant disputes between the management of our China based operating subsidiaries, JPI and JJB, respectively. These disputes have led to the entering of the Agreement, as more fully described on page 8.

Our independent registered public accounting firm has included a going concern paragraph in their report on our financial statements.

     While our independent registered public accounting firm expressed an unqualified opinion on our consolidated financial statements, our independent registered public accounting firm did include an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to our significant operating loss in 2007, our negative cash flows from operations through December 31, 2008 and our accumulated deficit at December 31, 2008. Our ability to continue as an operating entity currently depends, in large measure, upon our ability to generate additional capital resources. In light of this situation, it is not likely that we will be able to raise equity. While we seek ways to continue to operate by securing additional financing resources or alliances or other partnership agreements, we do not at this time have any commitments or agreements that provide for additional capital resources. Our financial condition and the going concern emphasis paragraph may also make it more difficult for us to maintain existing customer relationships and to initiate and secure new customer relationships.

Adverse conditions in the global economy and disruption in financial markets could impair our revenues and results of operations.

       As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. These conditions have impaired our ability to access credit markets and finance operations already. There can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies. We are impacted by these economic developments, both domestically and globally, as our business requires additional capital to build inventories and exploit new markets. In addition, the current tightening of credit in financial markets adversely affects the ability of our customers to obtain financing for significant purchases and operations, and has resulted in a decrease in orders for JPI’s products, and increases the number of days outstanding of JPI’s accounts receivable in China. Our customers’ ability to pay for JPI’s products may also be impaired, which may lead to an increase in our allowance for doubtful accounts and write-offs of accounts receivable. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the U.S., China and other countries. Should these economic conditions result in us not meeting our revenue objectives, our operating results and financial condition could be adversely affected.

Our current products cannot be sold in certain countries if we do not obtain and maintain regulatory approval.

We manufacture, distribute and market our products for their approved indications. These activities are subject to extensive regulation by numerous state and federal governmental authorities in the U.S., such as the USFDA and the Centers for Medicare and Medicaid Services (formerly Health Care Financing Administration) and the SFDA in China, as well as by certain foreign countries, including some in the European Union. Currently, we (or our distributors) are required in the U.S. and in foreign countries to obtain approval from those countries’ regulatory authorities before we can market and sell our products in those countries. Obtaining regulatory approval is costly and may take many years, and, after it is obtained, it remains costly to maintain. The USFDA and foreign regulatory agencies have substantial discretion to terminate any clinical trials, require additional testing, delay or withhold registration and marketing approval and mandate product withdrawals. In addition, later discovery of unknown problems with our products or manufacturing processes could result in restrictions on such products and manufacturing processes, including potential withdrawal of the products from the market. If regulatory authorities determine that we have violated regulations or if they restrict, suspend or revoke our prior approvals, they could prohibit us from manufacturing or selling our products until we comply, or indefinitely.

Our future prospects will be negatively impacted if we are unsuccessful in pending litigation over the CIT technology.

We are engaged in litigation with AcuVector Group, Inc. (“AcuVector”) and with the Governors of the University of Alberta over our CIT technology. Although these cases are still in the early stages of discovery, we believe they are without merit and that we will receive a favorable judgment in both. However, if either AcuVector or the University is successful in their claims, we may be liable for substantial damages, our rights to the technology will be adversely affected, or our future prospects for exploiting or licensing the CIT technology will be significantly impaired.

The value of our intangible assets may not be equal to their carrying values.

One of our intangible assets includes the CIT technology that we acquired from Dr. Chang in August 2001. We also purchased certain other intangible assets in our acquisition of JPI and purchased additional production rights in 2007. Whenever events or changes in circumstances indicate that the carrying value may not be recoverable, we are required to evaluate the carrying value of such intangibles, including the related amortization periods. Whenever events or changes in circumstances indicate that the carrying value of an intangible asset may not be recoverable, we determine whether there has been impairment by comparing the anticipated undiscounted cash flows from the operation and eventual disposition of the product line with its carrying value. If the undiscounted cash flows are less than the carrying value, the amount of the impairment, if any, will be determined by comparing the carrying value of each intangible asset with its fair value. Fair value is generally based on either a discounted cash flows analysis or market analysis. Future operating income is based on various assumptions, including regulatory approvals, patents being granted, and the type and nature of competing products.

Patent approval for eight original claims related to the CIT technology was obtained in May 2004 and a continuation patent application was filed in 2004 for a number of additional claims. No regulatory approval has been requested for our CIT technology and we do not have the funds to conduct the clinical trials that would be required to obtain regulatory approval for our CIT technology. Accordingly, we are seeking a strategic partner to license the CIT technology from us. If we cannot attract a large pharmaceutical company to license our CIT technology and conduct the trials required to obtain regulatory approval, or if regulatory approvals or patents are not obtained or are substantially delayed, or other competing technologies are developed and obtain general market acceptance, or market conditions otherwise change, our CIT technology and other intangible technology may have a substantially reduced value, which could be material. As intangible assets represent a substantial portion of assets in our consolidated balance sheet, any substantial deterioration of value would significantly impact our reported consolidated financial position and our reported consolidated operating results.

 If our intellectual property positions are challenged, invalidated or circumvented, or if we fail to prevail in future intellectual property litigation, our business could be adversely affected.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and often involve complex legal, scientific and factual questions. To date, there has emerged no consistent policy regarding breadth of claims allowed in such companies’ patents. Third parties may challenge, invalidate or circumvent our patents and patent applications relating to our products, product candidates and technologies. In addition, our patent positions might not protect us against competitors with similar products or technologies because other products or technologies may not infringe our patents.

We face substantial competition, and others may discover, develop, acquire or commercialize products before or more successfully than we do.

We operate in a highly competitive environment. Our products compete with other products or treatments for diseases for which our products may be indicated. Additionally, some of our competitors market thier products or are actively engaged in research and development in areas where we are developing product candidates. Large pharmaceutical corporations have greater clinical, research, regulatory and marketing resources than we do. In addition, some of our competitors may have technical or competitive advantages over us for the development of technologies and processes. These resources may make it difficult for us to compete with them to successfully discover, develop and market new products.

 We have limited sales of the Onko-Sure test kit and are reliant on our distributors for sales of our products.

Prior to the acquisition of JPI, virtually all of our operating revenues came from sales to two distributors of the Onko-Sure™  test kits in foreign countries and from sales to a few domestic customers of certain OEM products. For the year ended December 31, 2008 and the six months ended June 30, 2009, virtually all of our revenues in the U.S. were derived from sales of Onko-Sure™  test kits. Historically, we have not received any substantial orders from any of our customers or distributors of Onko-Sure™  test kits. Moreover, none of our existing distributors or customers are contractually required to buy any specific number of Onko-Sure™  test kits from us. Accordingly, based upon this fact and historical sales, any projection of future orders or sales of Onko-Sure™  test kits is unreliable. In addition, the amount of Onko-Sure™  test kits purchased by our distributors or customers can be adversely affected by a number of factors, including their budget cycles and the amount of funds available to them for product promotion and marketing.

We have limited product liability insurance.

We currently produce products for clinical studies and for investigational purposes. We are producing our products in commercial sale quantities, which will increase as we receive various regulatory approvals in the future. There can be no assurance, however, that users will not claim that effects other than those intended may result from our products, including, but not limited to, claims alleged to be related to incorrect diagnoses leading to improper or lack of treatment in reliance on test results. In the event that liability claims arise out of allegations of defects in the design or manufacture of our products, one or more claims for damages may require the expenditure of funds in defense of such claims or one or more substantial awards of damages against us, and may have a material adverse effect on us by reason of our inability to defend against or pay such claims. We carry product liability insurance for any such claims, but only in an amount equal to $2,000,000 per occurrence, and $2,000,000 aggregate liability, which may be insufficient to cover all claims that may be made against us.

JPI is reliant on its distributors for sales of its products.

Most of JPI’s products are sold to distributors. JPI’s distributors are not required to purchase any minimum quantity of products; however, many of JPI’s distribution agreements are subject to termination and cancellation if minimum quantities of specified products are not purchased by the distributors. JPI has never terminated any distributor for failure to meet the minimum quantity sales targets.

We are subject to risks associated with our foreign distributors.

Our business strategy includes the continued dependence on foreign distributors for our Onko-Sure™  test kits and local distributors in China for JPI’s products. To date, we have not been successful in generating a significant increase in sales for Onko-Sure™  test kits through distribution channels in existing markets or in developing distribution channels in new markets. We are also subject to the risks associated with our distributor’s operations, including: (i) fluctuations in currency exchange rates; (ii) compliance with local laws and other regulatory requirements; (iii) restrictions on the repatriation of funds; (iv) inflationary conditions; (v) political and economic instability; (vi) war or other hostilities; (vii) overlap of tax structures; and (viii) expropriation or nationalization of assets. The inability to manage these and other risks effectively could adversely affect our business.

We do not intend to pay dividends on our common stock in the foreseeable future.

We currently intend to retain any earnings to support our growth strategy and do not anticipate paying dividends in the foreseeable future.

 If we fail to comply with the rules under the Sarbanes-Oxley Act related to accounting controls and procedures or if the material weaknesses or other deficiencies in our internal accounting procedures are not remediated, our stock price could decline significantly.

Section 404 of the Sarbanes-Oxley Act has required annual management assessments of the effectiveness of our internal controls over financial reporting since December 31, 2007 and commencing for the year ending December 31, 2010 requires a report by our independent registered public accounting firm addressing the effectiveness of our internal control over financial reporting.

Our management has concluded that the consolidated financial statements included in our Annual Reports on Form 10-K as of December 31, 2008 and 2007 and for the two years ended December 31, 2008, fairly present in all material respects our consolidated financial condition, results of operations and cash flows in conformity with accounting principles generally accepted in the U.S.

Our management has evaluated the effectiveness of our internal control over financial reporting as of December 31, 2008 and 2007 based on the control criteria established in a report entitled Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management has concluded that our internal control over financial reporting was not effective as of December 31, 2008 and 2007. During its evaluation, as of December 31, 2008, our management identified material weaknesses in our internal control over financial reporting and other deficiencies as described in Item 9A of our Annual Report on Form 10-K. As a result, our investors could lose confidence in us, which could result in a decline in our stock price.

We are taking steps to remediate our material weaknesses, as described in Item 9A of the Form 10-K for the year ending December 31, 2008 incorporated by reference herein. If we fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude in the future that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could decline significantly. In addition, we cannot be certain that additional material weaknesses or other significant deficiencies in our internal controls will not be discovered in the future.

Our stock price is volatile, which could adversely affect your investment.

Our stock price, like that of other international bio-pharma and/or cancer diagnostic and treatment companies, is highly volatile. Our stock price may be affected by such factors as:

•	clinical trial results;

•	product development announcements by us or our competitors;

•	regulatory matters;

•	announcements in the scientific and research community;

•	intellectual property and legal matters;

•	broader industry and market trends unrelated to our performance;

•	economic markets in Asia; and

•	competition in local Chinese markets where we sell JPI’s product.

In addition, if our revenues or operating results in any period fail to meet the investment community’s expectations, there could be an immediate adverse impact on our stock price.

Our stock price and financing may be adversely affected by outstanding warrants and convertible securities.

 In addition to the 1,582,278 warrants we are offering under this prospectus, we have a significant number of additional warrants outstanding and a large amount of convertible notes that “over hang” the market for our common stock. As of October 22, 2009, we had (i) warrants outstanding that are currently exercisable for up to an aggregate of 9,068,745  shares at a weighted average price of $2.10 per share  (ii) 1,284,424 shares of common stock potentially issuable on conversion of our 10% convertible notes at $1.20 per share and (iii) 1,074,219 shares under the 12% convertible note at an exercise price of not less than $0.64 per share and a warrant to purchase 500,000 shares of common stock at $0.65 per share.

The existence of, and/or exercise of all or a portion of these securities, create a negative and potentially depressive effect on our stock price because investors recognize that they “over hang” the market at this time, which effect may be exacerbated by their inclusion in this prospectus.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

     We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

     Because the price per share of our common stock being offered is substantially lower than the book value per share of our common stock, you will receive substantial anti-dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed offering price to the public of $0.44 per share, if you purchase shares of common stock in this offering, you will receive immediate anti-dilution of $0.83 per share in the net tangible book value of the common stock at June 30, 2009. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our publicly filed reports are subject to review by the SEC, and any significant changes or amendments required as a result of any such review may result in material liability to us and may have a material adverse impact on the trading price of our common stock.

     The reports of publicly traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements, and the SEC is required to undertake a comprehensive review of a company’s reports at least once every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. We could be required to modify, amend or reformulate information contained in prior filings as a result of an SEC review. Any modification, amendment or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

     A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares.

     Upon completion of this offering and assuming the sale of all 4,746,835 shares of our common stock and warrants offered pursuant to this prospectus supplement, we will have approximately 20,603,906 shares of our common stock outstanding and 37,933,014 shares of common stock that would be outstanding on a fully diluted basis (including shares of common stock issuable upon exercise of all outstanding warrants and shares issuable upon conversion of our outstanding convertible notes).

Additional Risks Related to our Business, Industry and an Investment in our Common Stock

     For a discussion of additional risks associated with our business, our industry and an investment in our common stock, see the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on April 15, 2009, as well as the disclosures contained in documents filed by us thereafter pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which are incorporated by reference into, and deemed to be a part of, the accompanying prospectus.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities offered pursuant to this prospectus. Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including commercialization of our product, clinical trials, research and development expenses, general and administrative expenses, and potential acquisitions of companies, products and technologies that complement our business. We will set forth in this prospectus our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we intend to invest the net proceeds generally in short-term, investment grade, interest bearing securities.

PLAN OF DISTRIBUTION

We may offer securities under this prospectus and the related prospectus supplement from time to time pursuant to public offerings, negotiated transactions, block trades or a combination of these methods. Sales may be made at a fixed price or prices, at prevailing market prices, at discounts to prevailing market prices or negotiated prices.

Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change the terms of such securities or other information contained in this prospectus. We will specify in any accompanying prospectus supplement the terms of any offering. Before you invest in any of our securities, you should read carefully this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and any prospectus supplement.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to our stockholders or to other purchasers, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.  If any agents, dealers or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of such agents, dealers or underwriters and any applicable fees, commissions or discounts and other compensation payable to them.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of the securities.

With respect to public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to agents in connection with the offering of the securities. Agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, which we refer to herein as the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the NYSE-AMEX. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on any other securities exchange of the securities covered by the prospectus supplement. To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF THE PROPOSED OFFERING

 The Units

           We are offering up to 1,582,278 units of our securities under this prospectus and the relevant prospectus supplement.  Each unit will consist of two shares of our common stock and a warrant to purchase our common stock.  The units have not been separately registered under the Securities Act of 1933, as amended.  However, our shares and warrants comprising the units, as well as our shares of common stock issuable upon exercise of the warrants,  have been so registered, will be separated from the units immediately upon issuance, and will trade separately.  In connection with this offering, we may also issue up to 253,165 warrants to any one or more investment bankers or registered broker dealers who assist us in the sale of the securities. From time to time, we may offer the securities included in the units, either in one or more offerings, and in amounts, at prices and on the terms that we will determine at the time of offering.

The Warrants

Each of the 1,582,278 warrants we intend to offer through this prospectus and related prospectus supplement will entitle the holder to purchase one share of our common stock. A detailed description of such warrants and any other warrants we may issue to investment bankers or registered broker dealers, including the proposed exercise price, adjustment and other related provisions, and exercise procedures will be described in detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described herein, and will be incorporated by reference as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus:

DESCRIPTION OF OUR COMMON STOCK

Pursuant to our Amended and Restated Certificate of Incorporation, we are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. As of November 2, 2009, we had 17,439,319 shares of common stock outstanding and approximately 839 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our certificate of incorporation and our bylaws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders, and there are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

The holders of common stock are entitled to receive ratable dividends, if any, payable in cash, in stock or otherwise if, as and when declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to any preferential rights that may be applicable to any outstanding preferred stock. In the event of a liquidation, dissolution, or winding up of our company, after payment in full of all outstanding debts and other liabilities, the holders of common stock are entitled to share ratably in all remaining assets, subject to prior distribution rights of preferred stock, if any, then outstanding. No shares of common stock have preemptive rights or other subscription rights to purchase additional shares of common stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock included in this registration statement will be fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to, and might be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. All shares of common stock that are acquired by us shall be available for reissuance by us at any time.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.  The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

NYSE Amex Market

Our common stock is listed for quotation on the  NYSE Amex under the symbol “RPC.” On November 3, 2009, the last reported sale price of our common stock was $0.49 per share.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Leser Hunter Taubman & Taubman, New York, New York.

EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, and have been incorporated in this prospectus by reference in reliance upon the report of KMJ Corbin & Company LLP pertaining to such consolidated financial statements and upon the authority of such firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at: 100 F Street N.E., Room 1580, Washington, DC 20549. You should call (202) 551-8090 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain reports, proxy and information statements, and other information regarding issuers (including Radient Pharmaceuticals Corporation) may be found. In addition, such material concerning us may be inspected at the offices of the NYSE Amex, 86 Trinity Place, New York, New York 10006.

This prospectus is part of a registration statement filed with the SEC. The Registration Statement contains more information than this prospectus regarding us and our common stock, including certain exhibits filed. You can get a copy of the Registration Statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares:

•	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on April 15, 2009 (File No. 001-16695-09834060);

•	Registrant’s Current Report on Form 8-K dated January 9, 2009 filed with the SEC on January 9, 2009 (File No. 001- 16695-09518549);

•	Registrant’s Current Report on Form 8-K dated January 30, 2009 filed with the SEC on January 30, 2009 (File No. 001-16695-09558976)

•	Registrant’s Current Report on Form 8-K dated September 29, 2009 filed with the SEC on October 1, 2009 (File No. 001-16695-091097969);

•	Registrant’s Current Report on Form 8-K dated May 4, 2009 filed with the SEC May 8, 2009 (File No. 001-16695-09892168);

•	Registrant’s Current Report on Form 8-K dated June 12, 2009 filed June 15, 2009 (File No. 001-16695-09751548);

•	Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009 filed with the SEC on May 15, 2009 (File No. 001-16695- 09801103);

•	Registrant’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2009 filed with the SEC on August 19, 2009 (File No. 001-16695-091024982

•	Registrant’s Current Report on Form 8-K dated September 10, 2009 filed September 18, 2009; and

•	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A12B filed with the SEC on September 21, 2001 (File No. 001-16695-1741905).

We will provide without charge to each person, including any beneficial owner of common stock, to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to: Radient Pharmaceuticals Corporation, Inc, 2492 Walnut Avenue, Suite 100, Tustin, California 92780-7039, Attention: Akio Ariura, Chief Operating Officer, Telephone (714) 505-4460.

PART II

INFORMATION NOT REQUIRED
IN PROSPECTUS

Item 14. Itemized Statement of Expenses.

The table below sets forth the estimated expenses (except the SEC registration fee, which is an actual expense) in connection with the offer and sale of the shares of common stock of the registrant covered by this Registration Statement.

SEC Registration Fee	$134.96
Legal Fees and Expenses	65,000.00	*
Accounting Fees and Expenses	10,000.00	*
Printing Fees and Expenses	1,000.00	*
Miscellaneous	35,000.00	*
Total	$111,134.96

*Estimated as permitted under Rule 511 of Regulation S-K

Item 15. Indemnification of Directors and Officers.

Delaware law and  our Certificate of Incorporation and Bylaws provide that we shall, under certain circumstances and subject to certain limitations, indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

Radient Pharmaceuticals directors, officers, agents and employees are entitled to indemnification by each of the Selling Stockholders against any losses arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the prospectus contained herein made in reliance upon written information furnished to us by such Selling Stockholder for use in this Registration Statement or the prospectus.

We have also entered into indemnification agreements with its directors whereby we have agreed to indemnify and hold them harmless from and against any claims, liability, damages or expenses incurred by them in or arising out of their status, capacities and activities with respect to the Company to the maximum extent permitted by Delaware law. Radient Pharma believes that these agreements are necessary to attract and retain qualified persons as directors and executive officers.

We also maintain a directors and officers insurance policy with aggregate limits of $2,000,000 pursuant to which our directors and officers are insured against liability for certain actions in their capacity as directors and officers.

Item 16. Exhibits.

Exhibit

5.1	*Opinion and Consent of Leser, Hunter, Taubman & Taubman

23.1	*Consent of Leser, Hunter, Taubman & Taubman (included in Exhibit 5.1)

23.2	*Consent of KMJ Corbin & Company LLP

24.1	*Power of Attorney (included on the original signature page of this Registration Statement)
____________

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California on November 4, 2009.

RADIENT PHARMACEUTICALS CORPORATION

By:	/s/ Douglas C. MacLellan
Douglas C. MacLellan, President

POWER OF ATTORNEY

Each director whose signature appears below constitutes and appoints Douglas C. MacLellan and Akio Ariura, or either of them, his true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting onto said attorneys-in-fact agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in an about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on November 4, 2009.

Signature	Title

/s/ Douglas C. MacLellan	President, Chief Executive Officer and Director
DOUGLAS C. MACLELLAN	(Principal Executive Officer)

/s/ Akio Ariura	Chief Financial Officer (Principal Financial Officer and
AKIO ARIURA	Principal Accounting Officer)

/s/ Michael Boswell
MICHAEL BOSWELL	Director

/s/ Edward R. Arquilla
EDWARD R. ARQUILLA	Director

/s/ Minghui Jia
MINGHUI JIA	Director

/s/ William M. Thompson III
WILLIAM M. THOMPSON III	Director